Exhibit 99.1

Empire Resources Reports Solid Third Quarter 2012 Results

FORT LEE, N.J., Nov. 14, 2012 /PRNewswire/ — Empire Resources, Inc. (OTCQX: ERSO), a distributor of value added, semi-finished metal products, announced today that net sales for the third quarter of 2012 were $137.7 million, which was on par with the third quarter of 2011 and reflected higher unit volume shipment in the Americas offset by declining metal prices.

Gross profit was $6.1 million compared with $6.2 million in the third quarter of 2011 and represented 4.4% of sales versus 4.5% of sales in the prior year period. The gross profit margin level was maintained despite the loss in the third quarter of duty-free treatment (GSP) for aluminum products imported from Indonesia, which remains an important source of supply for the Company.

Operating income for the third quarter of 2012 was $2.7 million, or 1.9% of sales, compared with $2.9 million, or 2.1% of sales, in the third quarter of 2011. The decline was mainly due to a 5% increase in SG&A expense in the quarter that included higher sales commissions due to the increased shipment volume and to legal costs related to the Company's tender offer completed in June 2012.

Net income for the third quarter of 2012 was $1.1 million, or $0.09 per diluted share, and included a non-cash non-operating gain of $0.3 million after taxes, which is attributable to the fair value of the derivative feature of a convertible subordinated note.  In the third quarter of 2011, net income was $1.5 million, or $0.10 per diluted share, including a gain of $0.6 million after taxes attributable to the derivative feature of the convertible subordinated note.

The Company previously reported that the conversion feature of its convertible note is treated as a separate derivative liability, which is marked to market each quarter resulting in non-operating non-cash gains and losses based on the quarterly valuations.

Nathan Kahn, President and CEO commented, "We held our own in the third quarter amidst falling metal prices, continued global economic challenges and resulting customer hesitancy.  In fact, we were successful in gaining market share in both the North and South American markets during the period through our constant focus on offering cost-effective high quality products along with superior service levels and logistics.  Our gross profit margin also held steady even with the imposition of import duties on aluminum products from Indonesia.

"Improving operational efficiency and strengthening our financial position have been central efforts each quarter this year.  Our inventories are down $55 million since the beginning of the year and we have now reached an inventory turn rate of 4.4 times while maintaining our sales volume, which is an important milestone we set for ourselves.  We also have paid down nearly $25 million in bank debt year-to-date.

"We expect the final quarter of 2012 to reflect a similar level of challenges and opportunities as we faced in the third quarter.  We will continue to focus on executing our strategy and building shareholder value."

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's publicly available statements and periodic reports.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$137,705	$137,653	$429,006	$377,786
Cost of goods sold	131,597	131,468	410,123	360,584
Gross profit	6,108	6,185	18,883	17,202
Selling, general and administrative expenses	3,432	3,262	10,191	8,897
Operating income	2,676	2,923	8,692	8,305
Other income/(expense)
Change in value of derivative liability	410	966	361	966
Interest expense, net	(1,378)	(1,417)	(4,119)	(2,518)
Income before income taxes	1,708	2,472	4,934	6,753
Income taxes	656	935	1,883	2,583
Net income	$1,052	$1,537	$3,051	$4,170
Weighted average shares outstanding:
Basic	8,594	9,258	9,000	9,259
Diluted	11,503	12,066	11,914	10,654
Earnings per share:
Basic	$0.12	$0.17	$0.34	$0.45
Diluted	$0.09	$0.10	$0.31	$0.37

See notes to unaudited consolidated financial statements

* Diluted earnings per share give effect to all dilutive outstanding stock options, using the treasury stock method and assumed conversion of subordinated debt, weighted for the period the debt was outstanding.  See Note O of the 2011 consolidated financial statements on Form 10-K for reconciliation of the numerators and denominators of the basic and diluted earnings per share.

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, June Filingeri, +1-203-972-0186, junefil@optonline.net; Shareholders, David Kronfeld, +1-917-408-1940, dkronfeld@empireresources.com